EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the use of our reports dated March 15, 2012, with respect to the consolidated balance sheets of ZAGG Inc as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that ZAGG Inc did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to a lack of a sufficient number of accounting and IT professionals with the necessary experience and training has been identified.

Our report dated March 15, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired iFrogz during 2011 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, iFrogz’s internal control over financial reporting associated with total assets of $108.8 million and total net sales of $36.0 million included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of iFrogz.

/s/ KPMG LLP

Salt Lake City, Utah

May 30, 2012